Press Release

Inova Announces a $20.7 Million Backlog of Awarded and Funded Projects.

Las Vegas, NV. December 15, 2010. Inova Technology (“INVA”), through its wholly owned subsidiary, Desert Communications, has announced that it currently has a backlog of approximately $20.7 million of awarded and funded projects. This is the largest backlog of awarded and funded contracts in the Company’s history.

Inova CEO, Adam Radly, said “Desert’s management has obviously done a great job developing this backlog. This is also a reflection of our track record of being able to consistently complete projects on time and on budget while still providing high quality service.”

Mr Radly also said that “The Company is also bidding on additional projects and we expect to be able to provide an update regarding our success rate in March of 2011”.

The majority of the projects in the current backlog are network solutions projects for government customers in the Texas area. The backlog includes more than 20 customers and consists of a combination of both new and previous customers. The larger projects are network solutions projects for Ft Worth, Ysleta, Ft Hancock, and San Eli School Districts. The majority of the projects are expected to be implemented during calendar 2011.

“We also received a very enthusiastic reception to our iPhone app for the trade show industry at the Expo Expo Show last week”, added Mr Radly.

About Inova Technology
Inova Technology, Inc. (INVA) is an enterprise level Information Technology solutions provider specializing in providing proprietary RFID solutions, wireless networking, storage and security technology solutions and IT professional services. Our objective is to implement and optimize solutions for our clients with best of breed technology and the best possible service.

For more information please visit the company website at: http://www.inovatechnology.com or contact our Investor Relations Firm, Capital Communications Group at (415)332-7200 or richard@capitalgc.com.

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Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Except for historical information, the forward-looking matters discussed in this news release are subject to certain risks and uncertainties which could cause the Company's actual results and financial condition to differ materially from those anticipated by the forward-looking statements including, but not limited to, the Company's liquidity and the ability to obtain financing, the timing of regulatory approvals, uncertainties related to corporate partners or third-parties, product liability, the dependence on third parties for manufacturing and marketing, patent risk, copyright risk, competition, and the early stage of products being marketed or under development, as well as other risks indicated from time to time in the Company's filings with the Securities and Exchange Commission. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.